Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
410-823-4510
MEDIA CONTACT:
Lauren Lawder
Director of Marketing
Hamilton Bank 410-616-1996
llawder@hamilton-bank.com

Hamilton Bancorp, Inc. Reports Increased Earnings and Improved Asset Quality
For the Third Quarter of Fiscal 2019

TOWSON, Md. (February 1, 2019)—Hamilton Bancorp, Inc. (the “Company”) (NASDAQ: HBK), the parent company of Hamilton Bank (the “Bank”), today announced its operating results for the three and nine-month periods ended December 31, 2018. In addition, on October 23, 2018, the Company announced in a joint press release the signing of a definitive agreement with Orrstown Financial Services, Inc. (NASDAQ: ORRF) (“Orrstown”) under which the Company will merge with and into Orrstown. Hamilton shareholders will receive a combination of both stock and cash in the deal. Upon completion of the transaction, the combined company is expected to have approximately $2.5 billion in assets, $1.7 billion in loans, and $2.1 billion in deposits. The transaction is expected to close in the second quarter of calendar 2019.
The financial highlights for the three and nine-month periods ended December 31, 2018 are as follows:
Quarterly Highlights – Quarter Ended December 31, 2018 vs. December 31, 2017

•
Net loss improved $1.8 million to a net loss of $125 thousand, or $0.04 per common share, compared to a net loss of $1.9 million, or $0.60 per common share. The loss for the quarter ended December 31, 2018 is attributable to $503 thousand in merger related expenses, including legal and investment banker fees, associated with the pending acquisition by Orrstown. Excluding the merger costs, net income would have been $378 thousand, or $0.12 per common share. The loss in the third quarter of fiscal 2018 was due to the extraordinary tax expense in that quarter, as discussed below.

•
For the quarter ended December 31, 2018, there was no income tax expense due to the valuation allowance established at March 31, 2018 on the net deferred tax assets. Income tax expense was $2.3 million for the prior year quarter, including a $2.2 million tax adjustment to the Company’s net deferred tax assets resulting from the reduction in the corporate tax rate associated with the federal government’s passage of the Tax Cuts and Jobs Act (the “Jobs Act”) on December 22, 2017.

•
Net interest income decreased to $3.4 million, down $200 thousand, or 5.5 percent, from $3.6 million. This decline was driven by a $425 thousand increase in interest expense, partially offset by a $226 thousand increase in interest revenue.

•
Return on average assets and equity for the quarter improved to a negative return of 0.10 percent and 0.90 percent, compared to negative returns of 1.49 percent and 12.51 percent for the comparable period. Excluding the merger costs discussed earlier, return on average assets and return on equity for the quarter ended December 31, 2018 would have been 0.30 percent and 2.72 percent, respectively.

•	Total assets declined to $496.3 million during the quarter, down $5.9 million or 1.2 percent, compared to $502.2 million at September 30, 2018.

•
Cash and cash equivalents increased $4.5 million, or 20.5 percent, to $26.5 million. The increase was attributable to a decline in gross loans of $6.4 million to $368.2 million over the three months ended December 31, 2018 due to both loan runoff and payoffs. The investment portfolio also decreased $3.3 million to $65.6 million over this same period due to normal principal paydowns on mortgage backed securities.

•
Funds from the decrease in loans and investments during the quarter were largely used to pay-off higher cost borrowings and fund the outflow of higher costing deposits, particularly higher rate promotional money market accounts.

•
The allowance for loan losses to nonperforming loans and nonperforming loans to gross loans improved to 54.8 and 1.50 percent at December 31, 2018, respectively, from 49.8 and 1.62 percent at September 30, 2018. These improvements resulted from a $552 thousand decrease in nonperforming loans from $6.1 million to $5.5 million over this three-month period.

Year-To-Date Highlights – Nine Month Period Ended December 31, 2018

•
Net income improved to $1.4 million, or $0.44 per common share, compared to a net loss of $1.1 million, or $0.35 per common share for the comparable period a year ago. Net income for fiscal 2019 would have been $2.0 million, or $0.62 per common share after adjusting for $559 thousand in merger related expenses associated with the pending acquisition by Orrstown.

•
For the nine-month period ended December 31, 2018, there was no income tax expense because of the valuation allowance established at March 31, 2018 on the net deferred tax assets. For the comparable period a year ago, income tax expense was $2.7 million, including $2.2 million in tax expense resulting from the passage of the Jobs Act.

•
Net interest income increased to $11.0 million, up $154 thousand, or 1.4 percent, from $10.8 million. This improvement was driven by a $1.3 million, or 9.6 percent, increase in interest revenue, partially offset by a $1.1 million increase in interest expense.

•
Return on average assets and equity for the nine-month period improved to 0.37 percent and 3.41 percent, compared to negative returns of 0.29 percent and 2.45 percent for the comparable period a year ago.

•
Net interest margin remained relatively unchanged, declining one basis point to 3.06 percent for the nine-months ended December 31, 2018 compared to 3.07 percent for the nine-months ended December 31, 2017.

•	Total assets decreased $29.3 million to $496.3 million from $525.5 million at March 31, 2018.

•
Cash and cash equivalents increased $3.2 million, or 13.6 percent, to $26.5 million at December 31, 2018, compared to $23.4 million at March 31, 2018, while investments also declined $9.8 million from $75.4 million to $65.6 million over the same period. The decline in the investment portfolio is related to normal principal paydowns on mortgage-backed securities.

•
Gross loans decreased $21.0 million, or 5.4 percent, from $389.2 million at March 31, 2018 to $368.2 million. The decrease is due to principal paydowns and pay-offs within the loan portfolio, including a $3.3 million nonaccrual loan.

•
Total deposits decreased $21.0 million to $384.2 million at December 31, 2018, while borrowings decreased $9.6 million to $51.5 million. Higher costing time deposits declined by $8.5 million, while lower costing core deposits declined by $12.2 million. Core deposits at December 31, 2018 made up 37.9 percent of total deposits compared to 38.9 and 37.5 percent at March 31, 2018 and December 31, 2017, respectively.

•
Annualized net charge-offs to average loans improved to 0.06 percent compared to 0.26 percent at March 31, 2018, while nonperforming loans to gross loans also improved to 1.50 percent compared to 1.84 percent.

•
Book value per common share increased to $16.53, up 4.2 percent, from $15.87. The growth is attributable to the increase in equity associated with the $1.4 million of net income recorded for the nine-month period ended December 31, 2018.

“Earnings continue to improve and asset quality remains satisfactory,” said Robert DeAlmeida, President and CEO. “Our focus will continue to be growth in earning assets, reduction in cost of funds and asset quality.”

Balance Sheet

Total assets declined by $28.3 million during the first three quarters of the fiscal year to $496.3 million at December 31, 2018, compared to $525.5 million at March 31, 2018. The decline is primarily attributable to a $21.0 million reduction in gross loans, a $9.8 million decrease in the investment portfolio, partially offset by a $3.2 million increase in cash and cash equivalents.
Cash and cash equivalents at December 31, 2018 totaled $26.5 million compared to $22.0 million and $23.4 million at September 30, 2018 and March 31, 2018, respectively. The 20.5 percent increase in cash and cash equivalents since September 30, 2018 was due to principal paydowns and/or pay-offs within the loan portfolio and a declining investment portfolio.  The investment portfolio decreased $9.8 million from $75.4 million at March 31, 2018 to $65.6 million at December 31, 2018 due to normal principal payments associated with the mortgage-backed security portfolio. Excluding funds needed for liquidity and operational needs, management intends to utilize any excess cash for future loan growth and purchase of investment securities.
Gross loans decreased $21.0 million, or 5.4 percent, to $368.2 million at December 31, 2018 from $389.2 million at March 31, 2018. The decline was largely due to principal paydowns and pay-offs within the loan portfolio, including one nonaccrual loan with a recorded book balance of $3.3 million. Over the first nine months of fiscal 2019, we continued to see organic growth within our commercial real estate loan portfolio. We organically originated $14.8 million in commercial real estate loans over this period, resulting in an overall increase, after loan pay-offs and normal principal payments, of nearly $2.9 million within this loan segment. The largest decrease within the loan portfolio for the nine months ended December 31, 2018 was in one-to four-family residential mortgage loans, which declined $8.6 million. At the beginning of the fiscal year, we began to once again sell newly originated residential loans, that qualify, into the secondary market versus retaining them in the portfolio. Year to date we have originated and sold $1.7 million loans into the secondary market. With respect to our residential construction loans, we have originated $8.9 million in new loan commitments to date, including $2.7 million in the most recent quarter. At December 31, 2018, we have $3.4 million in residential construction loans outstanding and unfunded commitments or draws of $5.3 million.
Total deposits (excluding premiums on acquired deposits) decreased $20.8 million during the fiscal year to $384.0 million at December 31, 2018 compared to $404.7 million at March 31, 2018. Over this period, the largest decline has been in core deposits (includes all deposits other than certificates of deposit) which have decreased $12.2 million to $145.5 million at December 31, 2018, including a $10.3 million decline in money market accounts that resulted from the expiration of promotional rates.  We also experienced a decline in time deposits over this same period. Time deposits decreased $8.5 million, or 3.4 percent, to $238.4 million at December 31, 2018 from $247.0 million at March 31, 2018.  As interest rates have risen over the past year, the market for deposits, especially core deposits, has become more competitive with respect to pricing. We have strategically decided not to price at the top of the market, unless through a promotional deposit product, or match competitor pricing in certain circumstances as a means to manage interest expense. The Company continues to seek lower cost, core deposits to support continued loan growth. Core deposits at December 31, 2018 were $145.5 million compared to $157.7 million at March 31, 2018, a decrease of $12.2 million, or 7.7 percent. Core deposits represent 37.9 percent of total deposits at December 31, 2018 compared to 38.9 percent of deposits at March 31, 2018.
Borrowings during the nine months ended December 31, 2018 decreased $9.6 million to $51.5 million from $60.7 million at March 31, 2018; a decrease of 15.9 percent. During the first nine months of fiscal 2019, $30.5 million in borrowings have either matured or been called. We have elected to rollover $21.0 million of those borrowings and pay-off $9.6 million to date.
Credit Quality
Asset quality remains an area of focus for management and the Board of Directors.  Nonperforming loans decreased roughly $1.6 million over the first nine months of fiscal 2019 to $5.5 million at December 31, 2018 from $7.2 million at March 31, 2018 and are down $552 thousand since September 30, 2018. As a result, the percentage of nonperforming loans to gross loans decreased from 1.84 percent at March 31, 2018 to 1.50 percent at December 31, 2018. During this nine-month period, nonperforming loans reached a high of $10.2 million due to the addition of one commercial real estate relationship at the end of the first quarter with a recorded value of $3.1 million. To date there is no impairment associated with this relationship based upon the most recently obtained appraised value. In July 2018, another commercial real estate loan that was on nonaccrual, with a recorded value of $3.3 million, was resolved and paid-off with no loss to the Bank. Proceeds from the pay-off included payment of principal, past due interest and all legal and other expenses incurred.

As of December 31, 2018, there are two commercial loan relationships totaling $4.1 million that are a part of the $5.5 million in non-performing loans, including the one relationship added in the first quarter of fiscal 2019 discussed above. Both relationships have been recorded at their net realizable fair value based upon recent appraisals, with only one of the two relationships incurring any partial charge-offs. No additional charge-offs are anticipated for these loans at this time. We continue to work with and monitor these lending relationships in order to obtain the best outcome for the Bank.
Annualized net charge-offs to average loans remained low at 0.06 percent for the nine-month period ended December 31, 2018 compared to 0.26 percent and 0.08 percent for fiscal 2018 and the same period a year ago, respectively. The Company experienced net charge-offs totaling $173 thousand over the nine months ended December 31, 2018, comprised of $297 thousand in charge-offs and $124 thousand in recoveries.
Income Statement
Net loss for the quarter ended December 31, 2018 was $125 thousand, or $0.04 per common share, compared to a net loss of $1.9 million, or $0.60 per common share for the quarter ended December 31, 2017; an increase of $1.8 million quarter-over-quarter. The decline in the loss is largely due to a $2.2 million tax adjustment in the prior year period to the Company’s net deferred tax asset resulting from the reduction in the corporate tax rate associated with the federal government’s passage of the Jobs Act; whereas there was no tax expense for the three month period ended December 31, 2018 because of the valuation allowance established at March 31, 2018 on the deferred tax asset. Also contributing to a lower net loss were the lower provision for loan losses, partially offset by a decrease in net interest income associated with rising rates on deposits and borrowings, a decline in noninterest revenue, and an increase in noninterest expenses related to $503 thousand in merger related expenses associated with the pending acquisition by Orrstown. Excluding the merger costs, net income would have been $378,000, or $0.12 per common share, for the three months ended December 31, 2018.
Net interest income for the quarter ended December 31, 2018 was $3.4 million, down $199 thousand or 5.5 percent compared to $3.6 million for the quarter ended December 31, 2017, reflecting the rising interest rate environment and the impact to our cost of funds. The decrease in net interest income reflected a $425 thousand, or 46.0 percent, increase in interest expense due to rising interest rates and the re-pricing of our deposit portfolio, along with deposit promotions that are being used to attract deposits in a competitive market. The average cost on interest bearing deposits increased 36 basis points from 0.78 percent at December 31, 2017 to 1.14 percent at December 31, 2018, partially offset by an $8.1 million decrease in average interest-bearing deposits. Similarly, the average cost of borrowings that matured and were rolled over also increased from 1.57 percent to 2.48 percent for the same comparable periods. Partially offsetting the increase in interest expense was an increase in interest revenue of $226 thousand to $4.8 million for the three months ended December 31, 2018 compared to $4.6 million for the comparable period a year ago. The increase in interest revenue between the comparable periods resulted from a 26-basis point increase in the average yield on interest-earning assets from 3.84 percent to 4.10 percent, respectively, partially offset by a decrease of $7.1 million in the average balance of interest-earning assets. The largest decrease in average interest-earning assets was related to investments, which decreased $19.0 million, while cash and cash equivalents increased by $14.1 million as we have sought to increase our liquidity position and shorten the maturity of our assets to assist with our interest rate risk position. The net interest margin for the three months ended December 31, 2018 decreased 13 basis points to 2.94 percent, compared to 3.07% for the three months ended December 31, 2017.
Noninterest revenue for the quarter ended December 31, 2018 decreased $182 thousand to $281 thousand compared to $463 thousand for the comparable period last year. Noninterest revenue is lower compared to a year ago due to $213 thousand in gain generated during the prior year period relating to the sale and re-location of our Pigtown branch within the same community of Baltimore City. Excluding the prior year period gain on sale of the branch, noninterest revenue increased $31 thousand quarter-over-quarter. This gain is partially attributable to a $9 thousand gain realized on loans held for sale. In the last quarter of fiscal 2017 and into fiscal 2018, the Company purposely held in portfolio many of our residential loan originations to partially offset the increased run-off associated with this loan segment. Beginning in fiscal 2019, however, we again started to sell qualified residential loan originations into the secondary market to generate non-interest revenue and diversify our income stream. In addition, revenue from services charges and other non-interest revenue (including loan fees, merchant services and other miscellaneous revenue items) also increased $18 thousand quarter-over-quarter as we continually monitor our fee structure. Earnings on bank-owned life insurance (BOLI) declined $8 thousand due to a reduction in the cash surrender value of the Company’s outstanding BOLI related to the pay-out of death benefits in the fourth quarter of fiscal 2018.

Noninterest expense for the quarter ended December 31, 2018 was $3.8 million, an increase of $443 thousand from the quarter ended December 31, 2017. The increase is attributable to $503 thousand in merger related expenses associated with the pending acquisition by Orrstown. The merger expenses include legal fees and the issuance of a fairness opinion by our investment bankers. Despite these costs, we have been able to manage a larger loan portfolio from an operational cost basis and continue to increase our interest revenue. However, the recent rise in interest rates and the impact to our cost of funds has resulted in a higher efficiency ratio of 87.7 percent for the three months ended December 31, 2018 compared to 81.2 percent for the three months ended December 31, 2017. The efficiency ratio presented excludes the $503,000 in merger related expenses.
Salaries and benefit expense remains our highest operational cost for the three months ended December 31, 2018 and 2017. Salaries have increased due to annual evaluations and respective salary increases, along with bonus accruals that were not present in the prior year period due to our net loss position. The Company has also realized an increase of $27 thousand in data processing costs for the comparable quarter associated with annual cost increases, along with the introduction of recent technology that has made banking easier for our customers, including products such as mobile banking and on-line loan applications. The Company has been able to offset these increases with reduced operating expenses in other operational areas, including legal and other professional services. Legal fees are $84 thousand less than the prior period due to fewer problem assets and the exclusion of certain costs incurred in the prior period, including our charter conversion and branch sale and re-location. Other professional services also declined by $122 thousand due to the exclusion of certain costs incurred in the prior year period, including the use of a financial consultant to assist with making the Bank more profitable and non-compete payments made to executives associated with the Fraternity Community Bancorp, Inc. acquisition. The terms and the payments under the agreements were fully satisfied in April 2018. FDIC insurance premiums have decreased $35 thousand to $57 thousand for the three months ended December 31, 2018 compared to $91 thousand for the three months ended December 31, 2017. The decrease in the premiums is attributable to a reduction in nonaccrual loans and the $2 million of new capital brought down from the Company to the Bank in August 2018. Management remains committed to reducing operational expenses and achieving higher efficiencies.
For the nine months ended December 31, 2018, the Company reported net income of $1.4 million, or $0.44 per common share compared to a net loss of $1.1 million, or $0.35 per common share for the same period a year ago. Net interest income over the same periods increased $154 thousand to $11.0 million at December 31, 2018 because of an increase in average yields on interest-earning assets. Interest revenue for the nine months ended December 31, 2018 was $14.7 million, a $1.3 million or 9.6 percent increase compared to the nine months ended December 31, 2017. Interest expense also increased over this comparable period from $2.5 million to $3.7 million at December 31, 2018, an increase of $1.1 million or 44.3 percent due to rising interest rates.  The provision for loan losses of $383 thousand was lower for the nine months ended December 31, 2018 compared to $625 thousand for the same period a year ago; while non-interest expenses increased $361 thousand to $10.1 million at December 31, 2018 compared to $9.7 million at December 31, 2017. Included in non-interest expense was $559 thousand in merger related expenses related to the pending acquisition by Orrstown and similar fluctuations among the other various expenses as described earlier for the three-month comparable periods.
For the three and nine months ended December 31, 2018, the Company did not report any income tax expense due to the reversal of a portion of the valuation allowance on our net deferred tax assets established during the fourth quarter of the prior fiscal year in the amount of $5.8 million. The valuation allowance on the Company’s net deferred tax assets decreased $588 thousand to $5.2 million at December 31, 2018, from $5.8 million at March 31, 2018 due to the $1.4 million in net income generated over this period.
Capital
Shareholders’ equity at December 31, 2018 was $56.5 million compared to $54.1 million at March 31, 2018, an increase of $2.4 million. The increase is attributable to the $1.4 million in net income for the nine months ended December 31, 2018, along with the increase in additional paid in capital relating to the vesting of equity awards and a $412 thousand reduction in accumulated other comprehensive loss associated with an improvement in the unrealized losses of the investment portfolio. Average shareholders’ equity to average assets was 10.8 percent for the nine-month period ended December 31, 2018. This is down from 11.9 percent a year ago due to a decrease in capital resulting from the establishment of a deferred tax valuation allowance in the last quarter of fiscal 2018.  All the Bank’s regulatory capital ratios continue to exceed levels required to be categorized as “well capitalized.” Outstanding shares at December 31, 2018 were 3,416,414 compared to 3,407,613 at March 31, 2018.

Further Information
Management believes that non-GAAP financial measures, including tangible book value, provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Please direct all media inquiries to Lauren Lawder at 410-616-1996 or by email at llawder@hamilton-bank.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.
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About Hamilton Bank
Founded in 1915, Hamilton Bank is a community bank with $496.8 million in assets and $57.0 million in regulatory capital. The bank has 71 full-time equivalent employees and operates seven branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson, Ellicott City and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.
Member FDIC and Equal Housing Lender

Forward-Looking Statements

Certain statements contained in this filing constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission (the "SEC").  Such forward-looking statements include, but are not limited to, (1) statements about the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger; (2) statements of plans, objectives and management expectations; (3) statements of future economic performance; and (4) statements of assumptions underlying such statements. Any statements that are not statements of historical fact, including statements containing such words as "will," "could," "plans," "intends," "expect," "believe," "view," "opportunity," "allow," "continues," "reflects," "typically," "anticipate," "estimated," or similar expressions, should also be considered forward-looking statements, although not all forward-looking statements contain these identifying words. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based upon assumptions and the current beliefs and expectations of the management of the Company. These forward-looking statements are subject to known and unknown risks and uncertainties, and actual results may differ materially from those discussed in, or implied by, these forward-looking statements.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to, higher than expected increases in competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, the occurrence of any event, change or other circumstances related to the Company’s recently announced merger with Orrstown Financial Services, Inc. (“Orrstown”) that negatively affects the Company’s financial condition or results of operations, including delays in closing the merger, the diversion of management's time from existing business operations due to time spent related to the merger or integration efforts, potential litigation in connection with the merger, higher than expected transaction or other costs and expenses, or higher than expected attrition of the customers or key employees of the Company.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to the parties or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed merger with Orrstown, Orrstown filed with the SEC on January 9, 2019 a Registration Statement on Form S-4 containing a proxy statement/prospectus. Investors and security holders are advised to read the Registration Statement and the proxy statement/prospectus, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Investors and security holders may obtain a free copy of the Registration Statement, including the proxy statement/prospectus and other documents filed by the Company and Orrstown with the SEC at the SEC’s website at www.sec.gov. These documents may be accessed and downloaded, free of charge, at the Company’s website at www.hamilton-bank.com under the “Investors Relations” tab or by directing a request to the Corporate Secretary, Hamilton Bancorp, Inc., 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286, (410) 823-4510. You will also be able to obtain these documents free of charge at Orrstown’s website at www.orrstown.com or by directing a request to Orrstown’s Executive Vice President and Chief Financial Officer, David P. Boyle, at (717) 530-2294.

Participants in the Solicitation

This filing is not a solicitation of a proxy from any security holder of the Company.  The Company and Orrstown and their respective directors, executive officers, other members of management, and employees may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed transaction. Information regarding the directors and executive officers of the Company may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Stockholders, which was filed with the SEC on July 19, 2018. Information regarding the directors and executive officers of Orrstown may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2018.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the merger will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC. You may obtain free copies of the documents described in this paragraph in the manner described in the preceding paragraph.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended December 31,		Nine months ended December 31,
Statement of Operation Data:	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest revenue	$4,787	$4,561	$14,670	$13,388
Interest expense	1,349	924	3,675	2,547
Net interest income	3,438	3,637	10,995	10,841
Provision for loan losses	80	345	383	625
Net interest income after provision for loan loss	3,358	3,292	10,612	10,216
Noninterest revenue	281	463	868	1,024
Noninterest expenses	3,764	3,330	10,061	9,700
(Loss) income before income taxes	(125)	425	1,419	1,540
Income tax expense	-	2,352	-	2,664
Net (loss) income	$(125)	$(1,927)	$1,419	$(1,124)

Per Share Data and Shares Outstanding:
Net (loss) income per common share, basic and diluted	$(0.04)	$(0.60)	$0.44	$(0.35)
Book value per common share at period end	$16.53	$17.42	$16.53	$17.42
Tangible book value per common share at period end (6)	$13.88	$14.72	$13.88	$14.72
Average common shares outstanding (1)	3,209,207	3,189,056	3,209,100	3,188,949
Shares outstanding at period end	3,416,414	3,411,075	3,416,414	3,411,075

Selected Performance Ratios:
Return on average assets	-0.10%	-1.49%	0.37%	-0.29%
Return on average equity	-0.90%	-12.51%	3.41%	-2.45%
Net interest margin (2)	2.94%	3.07%	3.06%	3.07%
Efficiency ratio (3)	87.68%	81.22%	80.10%	81.75%

Average assets	$502,211	$517,738	$513,438	$514,566
Average shareholders' equity	$55,502	$61,602	$55,461	$61,134

Financial Condition Data:	December 31, 2018	March 31, 2018	December 31, 2017
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$496,254	$525,533	$519,952
Cash and cash equivalents	26,548	23,368	10,087
Investment securities, available for sale	65,578	75,404	79,385
Loans receivable - gross (excluding loans held for sale)	368,226	389,221	387,841
Allowance for loan losses	(3,031)	(2,822)	(2,610)
Bank-owned life insurance	17,800	17,456	18,623
Other assets	21,133	22,906	26,626
Total deposits	384,171	405,143	392,691
Borrowings	51,050	60,672	62,765
Other liabilities	4,543	5,642	5,091
Total shareholders' equity	56,490	54,076	59,405

Tangible shareholders equity (Non-GAAP) (6):
Total shareholders' equity	$56,490	$54,076	$59,405
Goodwill and other intangible assets, net	(9,082)	(9,177)	(9,208)
Tangible shareholders' equity	$47,408	$44,899	$50,197

Asset Quality Ratios:
Nonperforming loans to gross loans (4)	1.50%	1.84%	1.71%
Allowance for loan losses to gross loans	0.82%	0.73%	0.67%
Allowance for loan losses to nonperforming loans	54.80%	39.36%	39.33%
Nonperforming assets to total assets (5)	1.21%	1.45%	1.36%
Net charge-offs (annualized) to average loans	0.06%	0.26%	0.08%

Capital Ratios: (Bank Only)
Leverage ratio	8.91%	7.64%	8.19%
Common equity tier I risk-based capital ratio	12.55%	10.61%	11.01%
Tier I risk-based capital ratio	12.55%	10.61%	11.01%
Total risk-based capital ratio	13.44%	11.39%	11.73%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense less merger related expenses divided by operating revenue, consisting of net interest income plus noninterest revenue.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acquisition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.